***********************************************
       * FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA *
       ***********************************************



               CENTURY PACIFIC HOUSING FUND I

                      BALANCE SHEET
                       (Unaudited)

                                             September 30,
                                                 1995
                                             -------------
ASSETS

Cash                                                   $0
Receivable from Related Parties (Note 3)           16,463
Investments in Limited Partnerships
  (Note 4)                                        633,863

                                                 --------
                                                 $650,326
                                                 ========

LIABILITIES AND PARTNERS' EQUITY

Accounts Payable and Accrued Expenses             $21,500
Advance from Affiliate                             59,052
Amounts Payable to Related Parties
  (Note 3)                                        591,820
                                                 --------
                                                  672,372
                                                 --------

Partners' Equity, per accompanying
  statement
    General Partners                             (379,163)
    Limited Partners                              357,117
                                                 --------
                                                  (22,046)
                                                 --------

                                                 $650,326
                                                 ========

The accompanying notes are an integral part of this statement.






                 CENTURY PACIFIC HOUSING FUND I

                      STATEMENT OF INCOME
                          (Unaudited)

                            Three Months Ended    Year to Date
                            September 30, 1995    Sept. 30, 1995
                            ------------------    --------------

REVENUES:

  Other income                    $400              $2,300
                                  ----              ------
                                   400               2,300
                                  ----              ------
EXPENSES:

  General & Adm. (Note 3)       15,163              30,667
  Equity in Net Losses of
    Operating Partnership
    (Note 4)                    28,149              73,327
                                ------             -------
                                43,312             103,994
                                ------             -------
Net Loss                      ($42,912)          ($101,694)
                              =========          ==========


The accompanying notes are an integral part of this statement.




                CENTURY PACIFIC HOUSING FUND I

                STATEMENT OF PARTNERS' EQUITY
                     September 30, 1995
                         (Unaudited)


                                  Original
                       General    Limited    Limited
                       Partners   Partners   Partners    Total
                       --------   --------   --------   -------
Balance at March 31,  ($377,129)     $0      $456,777    $79,648
  1995

Net Income (Loss)        (2,034)      0       (99,660)  (101,694)

Equity (Deficit) at
  September 30, 1995  ($379,163)      0      $357,117   ($22,046)
                      ==========   ======    ========   =========

Percentage Interest
  September 30, 1995       1%         1%          98%       100%
                      ==========   ======    ========   =========


The accompanying notes are an integral part of this statement.




                 CENTURY PACIFIC HOUSING FUND I

                    STATEMENT OF CASH FLOWS
                          (Unaudited)

                                 Three Months      Year to Date
                                     Ended         September 30,
                                 Sept. 30, 1995        1995
                                 --------------    -------------
Cash Flow from Financing
  Activities:

Increase (Decrease) in Amounts
  Payable to Related Parties          $478             $775
Increase in Amounts Receivable
  from Related Parties                (823)          (2,738)
                                      -----          -------
  Net Cash Provided by
    Financing Activities              (345)          (1,963)
                                      =====          =======

Cash Flow from Operating
  Activities:

Transfer Fee Income Received          $400           $2,300
General & Admin. Expenses             (163)            (667)
Reduction in Accounts Payable             0             (800)
                                      -----          -------
  Net Cash Provided by (Used
    in) Operating Activities           237              833
                                      =====          =======

Net Increase (Decrease) in Cash
  and Cash Equivalents                (108)          (1,130)

Cash and Cash Equivalents at
  Beginning of Period                  108            1,130
                                      ----            -----
Cash and Cash Equivalents at
  End of Period                         $0               $0
                                      ====            =====


The accompanying notes are an integral part of this statement.




                  CENTURY PACIFIC HOUSING FUND-I
                 a California Limited Partnership

                   NOTES TO FINANCIAL STATEMENTS
                For the Quarter Ended September 30, 1995


NOTE 1 -  DESCRIPTION OF THE PARTNERSHIP AND ITS ORGANIZATION:

Century Pacific Housing Fund I, a California limited partnership (the "Partnership" or "CPHF-I") was formed on October 6, 1986 for the purpose of raising capital by offering and selling limited partnership interests and then acquiring limited partnership interests in partnerships (the "Operating Partnerships") which acquire and operate existing residential apartment rental properties (the "Properties").

The general partners of the Partnership are Century Pacific Capital Corporation, a California corporation ("CPCC"), and Irwin Jay Deutch, an individual (collectively, the "General Partners"). The General Partners and affiliates of the General Partners (the "General Partners and Affiliates") have interests in the Partnership and receive compensation from the Partnership and the Operating Partnerships (Note 3).

The Properties qualify for the "Low-Income Housing Tax Credit" established by Section 42 of the Tax Reform Act of 1986 (the "Low-Income Housing Tax Credit") and one Property qualifies for Historic Rehabilitation Tax Credits (collectively the "Tax Credits"). These Properties are leveraged low-income multifamily residential complexes and some receive one or more forms of assistance from federal, state or local governments, or agencies (the "Government Agencies") while others do not receive any subsidy from Government Agencies although some may have mortgage loans insured by a Government Agency.

In July 1987, the Partnership began raising capital from sales of limited partnership interests at $1,000 per interest ("unit").
The limited partnership offering closed in April 1988, with 22,315 units having been sold.

The Partnership acquired limited partnership interest ranging from 90% to 97% in 21 Operating Partnerships, which have invested in rental property.


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The following are the Partnership's significant accounting policies:

Method of Accounting for Investments in Operating Partnerships:

The Partnership uses the equity method to account for its investment in the Operating Partnerships in which it has invested
(Note 4).

Under the equity method of accounting, the investment is carried at cost and adjusted for the Partnership's share of the Operating Partnerships' results of operations and by cash distributions received. Equity in the loss of each Operating Partnership allocated to the Partnership is not recognized to the extent that the investment balance would become negative.

Basis of Accounting:

The Partnership maintains its financial records on the tax basis.
Memorandum entries, while not recorded in the records of the Partnership, have been made in the financial statements to reflect generally accepted accounting principles.

On August 7, 1991, management of the Partnership changed from a calendar year end to a fiscal year end of March 31 for financial reporting purposes. Accordingly, the Partnership's quarterly periods end June 30, September 30, and December 31. The Operating Partnerships, for financial reporting purposes, have a calendar year. The Partnership, as well as the Operating Partnerships, have a calendar year for income tax purposes.

Syndication Costs:

Public offering costs have been recorded as a direct reduction to the capital accounts of the Limited Partners.

Organization, Acquisition and Other Costs:

Costs incurred in organizing the Partnership and expenditures made by the Partnership in connection with its acquiring limited partnership interests in Operating Partnerships are deferred and amortized over a period of sixty months on a straight-line basis. Costs paid by the Partnership for organization of the Operating Partnerships as well as direct costs of acquiring Properties, including acquisition fees and reimbursable acquisition expenses paid to the General Partners, have been capitalized as investments in Operating Partnerships. Other fees and expenses of the Partnership are recognized as expenses in the period the related services are received.

Income Taxes:

No provision has been made for income taxes in the accompanying financial statements since such taxes and/or the recapture of the Tax Credit benefits received, if any, are the liability of the individual partners. The Partnership uses the accrual method of accounting for tax purposes.


NOTE 3 -  TRANSACTIONS WITH THE GENERAL PARTNERS AND AFFILIATES
          OF THE GENERAL PARTNERS:

The General Partners of the Partnership are CPCC and Irwin Jay Deutch. The original limited partner of the Partnership is Westwood Associates whose partners are Irwin Jay Deutch and key employees of CPCC. Century Pacific Placement Corporation ("CPPC"), an affiliate of the General Partners, served as the broker-dealer-manager for sales of limited partnership interests in the Partnership. Century Pacific Realty Corporation ("CPRC"), an affiliate of CPCC, is a general partner in each of the Operating Partnerships.

The General Partners have an aggregate one percent interest in the Partnership, as does the original limited partner. CPRC has a one percent interest in each of the Operating Partnerships, except for one Operating Partnership in which it has a one-half percent interest.

The General Partners and Affiliates receive compensation and reimbursement of expenses from the Partnership, as set forth in the limited partnership agreement, for their services in managing the Partnership and its business. The General Partners and Affiliates also receive compensation and reimbursement of expenses from the Operating Partnerships. This compensation and reimbursement includes services provided to the Partnership during its offering stage, acquisition stage, operational stage, and termination or refinancing stage.


NOTE 4 -  INVESTMENTS IN OPERATING PARTNERSHIPS:

The following is a summary of the Partnership's investments in Operating Partnerships:

                                                Six Months Ended
                                                 Sept. 30, 1995
                                                ----------------
Cash Contributions to Operating
Partnerships to fund purchase of
beneficial interest in Properties                 $15,497,467

Cash Contributions to Operating
Partnerships to fund operations                         6,150

Cash Distribution from Operating
Partnerships                                           (6,326)

Acquisition and Organization Cost                   3,342,778

Equity in net losses of Operating Partnerships    (18,206,206)
                                                  ____________
                                                  $   633,863
                                                  ============

The names and locations of the Properties in which the Operating
Partnerships hold beneficial interests are as follows:


Name of Operating
Partnership          Property Name           Location
-------------------  --------------------    -------------------
Century Pacific
Housing Partnership
-I(CPHP-I)           Charter House           Dothan, Alabama
CPHP-II              Sunset Park             Denver, Colorado
CPHP-III             Highland Park           Topeka, Kansas
CPHP-IV              Forest Glen Estates     Kansas City, Kansas
CPHP-V               Jaycee Towers           Dayton, Ohio
CPHP-VI              Green Meadows           Danville, Illinois
CPHP-VII             Gulfway Terrace         New Orleans, Louisiana
CPHP-VIII            Sunset Townhouses       Newton, Kansas
CPHP-IX              Wind Ridge              Wichita, Kansas
CPHP-X               Bergen Circle           Springfield, M.A.
CPHP-XI              Continental Terrace     Fort Worth, Texas
CPHP-XII             Yale Village            Houston, Texas
CPHP-XIII            Atlantis                Virginia Beach, V.A.
CPHP-XIV             Kings Row               Houston, Texas
CPHPXV               Castle Gardens          Lubbock, Texas
CPHP-XVI             Rockwell Villas         Oklahoma City, O.K.
CPHP-XVII            London Square Village   Oklahoma City, O.K.
CPHP-XVIII           Ascension Towers        Memphis, Tennessee
CPHP-XIX             Coleman Manor           Baltimore, Maryland
CPHP-XX              Holiday Heights         Fort Worth, Texas
CPHP-XXII            Harriet Tubman Terrace  Berkeley, California

The following combined statements of operations is prepared on the accrual basis and summarizes the operations of the Operating
Partnerships for the period ended September 30, 1995.

                                Three Months      Year to Date
                                   Ended          September 30,
                                Sept. 30, 1995        1995
                                --------------    -------------
Revenues:
  Rental Income                   $4,021,285       $8,086,842
  Other                               13,215           25,447
                                  __________       __________
                                   4,034,500        8,112,289
                                  __________       __________
Expenses:
  Operating, General & Adm.        3,410,826        6,793,226
  Depreciation                     1,050,080        2,100,160
  Interest                           182,655          474,048
                                  __________       __________
                                   4,643,561        9,367,434
                                  __________       __________
Net Loss                           ($609,061)     ($1,255,145)
                                  ===========     ============


                      CENTURY PACIFIC HOUSING FUND-I
                            PROPERTY SUMMARY
                   For the Quarter Ended September 30, 1995


CHARTER HOUSE APARTMENTS - Dothan, Alabama

Charter House Apartments is a complex of 25 garden-style residential buildings comprised of 100 units and a separate office facility on 14 acres of well-landscaped, rolling terrain.
The unit mix consists of 52 two-bedroom and 48 three-bedroom units.

Occupancy rate was 100% at June 30, 1995. Cash flow from operations was adequate to cover operating costs, debt service, and reserve accounts while maintaining levels for contingencies. Property rents were last increased in July 1993, and current annual gross potential rental revenue is approximately $251,500.


SUNSET PARK APARTMENTS - Denver, Colorado

Sunset Park Apartments is a contemporary 13-story elevator building of steel and masonry construction. The 242 units in the building consist of 3 two-bedroom units, 155 one-bedroom, and 84 efficiency units.

Occupancy rate rose to 98% during the quarter. Cash flow from operations was adequate to cover operating costs, debt service and reserve accounts. Property rents were last increased in May and June, 1994, and the current annual gross potential rental revenue is approximately $1,136,000.


HIGHLAND PARK APARTMENTS - Topeka, Kansas

Highland Park Apartments is a 200-unit townhouse complex of 30 residential buildings situated on 15 acres. The two-story, modern townhouse buildings of wood frame and brick consist of 20 one-bedroom, 140 two-bedroom and 40 three-bedroom apartments.

The property's occupancy rate averaged 97% for the quarter. Cash flow from operations was sufficient to cover operating costs, debt service and reserve accounts. A 7% property rent increase took effect in May 1995, bringing the annual gross potential revenue to approximately $709,400.

FOREST GLEN ESTATES - Kansas City, Kansas

Forest Glen Estates is a 160-unit complex of 26 residential buildings situated on 17 acres. The property is comprised of one, two and three bedroom units with 140 two and three bedrooms in a multi-level townhouse style consisting of ground floor living and dining areas, upstairs bedrooms, and a basement.

Occupancy averaged 97% during the quarter. Cash flow from operations was barely adequate to meet operating costs, debt service, and reserve accounts. Property rents were last increased
7% in September 1994 and current annual gross potential rental revenue is approximately $723,300.


JAYCEE TOWERS - Dayton, Ohio

Jaycee Towers is a 204-unit high-rise apartment building designated for the elderly and/or handicapped. There are 2 elevators to accommodate the twelve floors.

Occupancy during the quarter averaged 98%. Cash flow was ample to satisfy operating costs, debt service and reserve accounts.
Annual gross potential rental revenue is approximately $751,500.


GREEN MEADOWS APARTMENTS - Danville, Illinois

Green Meadows is a 150-unit garden complex consisting of 40 one-bedroom, 78 two-bedroom and 32 three-bedroom apartments.
The units are arranged in 10 two-story buildings on 12 acres of land.

The property's occupancy rate was 90% at June 30, 1995. Cash flow was adequate to cover operating expenses and debt service.
Property rents were increased on June 16, 1995, bringing the current annual gross potential rental revenue to approximately
$776,800.

GULFWAY TERRACE APARTMENTS - New Orleans, Louisiana

Gulfway Terrace is an attractive 205-unit complex of 30 two-story apartment buildings and one single-story management office building on approximately 9 acres. The one-bedroom units are flats while the two and three-bedroom units are designed as townhouses.

Occupancy was 83% at quarter's end. Cash flow was barely adequate to cover debt service and operating expenses. A 22% property rent increase took effect in January 1995, bringing the current annual gross potential rental revenue to approximately $975,400.


SUNSET TOWNHOUSES - Newton, Kansas

Sunset Townhouse Apartments is a garden style complex of 10
rectangular buildings designed as two-story townhouses on 6.4 acres of land. There are 50 units in the complex made up of 32 two-bedrooms and 18 three-bedroom units.

Occupancy rate averaged 88% for the quarter. Cash flow was adequate to cover operating costs, debt service and reserves. Property rents were last increased in October 1994, and annual gross potential rental revenue is approximately $205,800.


WIND RIDGE APARTMENTS (Aka Meridian Village) - Wichita, Kansas

Wind Ridge Apartments is a 136-unit townhouse complex consisting of 35 two-story buildings situated on a 10-acre site. Constructed in 1969, the complex consists of 12 one-bedroom flats and 48 two-bedroom, 60 three-bedroom and 16 four-bedroom townhouse units.

Occupancy averaged 88% during the quarter. Cash flow was barely adequate to cover operating expenses and debt service. Property rents were last increased 16% in April 1995 and annual gross potential rental revenue is approximately $583,800.

BERGEN CIRCLE - Springfield, Massachusetts

Bergen Circle is a modern complex of 201 residential units consisting of 41 three and four-bedroom townhouses, 2 seven-story towers with 160 one and two-bedroom units and a free standing one-story masonry building for commercial tenants.

The property averaged a 93% occupancy rate. Cash flow from operations was barely adequate to meet operating costs, debt service, and reserve accounts. Property rents for the Section 8 covered units were last increased in November 1994, and current annual gross potential rental revenue is approximately $1,647,700.


CONTINENTAL TERRACE - Fort Worth, Texas

Constructed in 1971, this garden-style complex consists of 200 units arranged in 34 two-story buildings on over 12 acres of land. It has 48 one-bedroom flats with 88 two-bedroom, 56 three-bedroom and 8 four-bedroom townhouse units.

Occupancy averaged 95% and cash flow was barely adequate to meet operating costs, debt service, reserve accounts and contingencies. A 1.5% property rent increase took effect in April 1995, raising the current annual gross potential rental revenue to $906,000.


YALE VILLAGE - Houston, Texas

Constructed in 1970, this garden-style complex consists of 250 units in 35 two-story buildings situated on 12.7 acres of land.
There are 38 one-bedroom, 88 two-bedroom, 88 three-bedroom, 28 four-bedroom and 8 five-bedroom townhouse apartments.

The property averaged an 83% occupancy rate and cash flow was barely adequate to cover operating costs, debt service and reserve accounts, and contingencies. Property rents were last increased 21% in December 1994 and annual gross potential rental revenue is approximately $1,274,200.


ATLANTIS APARTMENTS - Virginia Beach, Virginia

Constructed in 1970, this 208-unit complex is made up of 19
two-story buildings on over 14 acres of land. There are 20 one-bedroom, 96 two-bedroom and 92 three-bedroom apartments.

The property's occupancy rate was 100% during the quarter. Cash flow was barely adequate to cover operating costs, debt service and reserve accounts. Property rents were last increased in August 1994, and the current annual gross potential rental revenue is approximately $1,090,900.


KINGS ROW - Houston, Texas

Constructed in 1968, this garden-style apartment complex consists of 180 units arranged in 18 two-story buildings on approximately
10 acres of land. The complex includes 20 one-bedroom, 54 two-bedroom, 82 three-bedroom and 24 four-bedroom apartments.

The property had a 95% occupancy rate for the quarter and cash flow was ample to satisfy debt service, operating costs, and reserve accounts. Property rents were last increased 8% in January 1995. Annual gross potential rental revenue is approximately $950,800.


CASTLE GARDENS - Lubbock, Texas

Constructed in 1971, this garden-style complex consists of 152 apartments arranged in 14 two-story rectangular buildings.
It has 16 one-bedroom, 104 two-bedroom and 32 three-bedroom units.

Occupancy rate was 94% during the quarter. Cash flow from operations was barely adequate to cover operating costs, debt service, reserve accounts and other contingencies. Property rents were increased in March 1993, and annual gross potential revenue is approximately $717,900.


ROCKWELL VILLAS - Oklahoma City, Oklahoma

This garden-style complex consists of 60 units arranged in 5 buildings on approximately 4 acres of land. Constructed in 1970, the buildings include 24 one-bedroom, 24 two-bedroom, and 12 three-bedroom apartments.

Occupancy rate averaged 90% during the quarter. Cash flow was barely adequate to cover operating costs, debt service, and reserve accounts for contingencies. Property rents were last increased in October 1994, and annual gross potential rental revenue is approximately $266,000.

LONDON SQUARE - Oklahoma City, Oklahoma

Constructed in 1970, this garden-style complex is made up of 18 rectangular two-story buildings, situated on over 12 acres of land. There are a total of 200 units consisting of 24 one-bedroom, 96 two-bedroom and 80 three-bedroom apartments.

The property's occupancy rate rose to 97% at June 30, 1995. Cash flow was barely adequate to cover operating costs, debt service and reserve accounts. Property rents were last increased in October 1994, and annual gross potential rental revenue is approximately $1,005,600.


ASCENSION TOWERS - Memphis, Tennessee

Constructed in 1975, the property is a 13-story high-rise apartment building designated for the elderly and/or handicapped.
Situated on almost 2 acres of land, the building contains 195 one-bedroom units and an office on the ground floor.

The property boasts of 100% occupancy for several quarters in a row. Cash flow was adequate to cover operating costs, debt service and reserve accounts. Property rents were last increased
4% in January 1995. Annual gross potential rental revenue is approximately $734,400.


COLEMAN MANOR - Baltimore, Maryland

This historic property, originally built in 1903, was reconstructed in 1988. This four-story building designated for the elderly and/or handicapped, consists of 47 one-bedroom units and 3 reserved guest/managerial units.

Occupancy was 100% during the quarter. Cash flow was adequate to cover operating costs, debt service and reserve accounts.
Property rents were last increased in December 1991, and annual gross potential rental revenue is approximately $329,000.


HOLIDAY HEIGHTS - Fort Worth, Texas

Constructed in 1972, the garden-style complex consists of 100 units, arranged in 20 two-story buildings, situated on over 9 acres of land. There are 40 one-bedroom, 44 two-bedroom and 16 three-bedroom apartments.

The property had a 98% occupancy rate. Cash flow was adequate to cover operating costs, debt service, and reserve accounts. Annual gross potential rental revenue is approximately $511,600.


HARRIET TUBMAN - Berkeley, California

This property is a mid-rise apartment building with 91 units for the elderly and/or handicapped. Constructed in 1975, the six-story structure is made up of 1 two-bedroom, 42 one-bedroom and 48 studio apartments.

Occupancy was 100% for the quarter and cash flow was adequate to satisfy debt service, operating costs, and reserve accounts. Property rents were increased in March 1994, and the current annual gross potential rental revenue is approximately $503,400.



                             *   *   *



                             SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                       CENTURY PACIFIC HOUSING FUND-I
                       a California limited partnership

                       By:  Century Pacific Capital Corporation,
                            a California Corporation
                            General Partner




                             By:  ______________________________
                                  Irwin J. Deutch
                                  President